Exhibit (s)(2)

Calculation of Filing fee Tables

FORM N-2

(Form Type)

AMG Comvest Senior Lending Fund

(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Per Price Security	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (1)

Fees to be Paid	Equity	Common Shares of beneficial interest	457(o)	$2,000,000,000	—	$2,000,000,000	0.0001531	$306,200

	Total Offering Amount					$2,000,000,000(3)		$306,200

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$306,200

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.

(2)	Being registered pursuant to this Registration Statement.

(3)	In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $2,000,000,000.